Exhibit 99.1
Caliber Advances Debt Reduction Strategy, Reducing Corporate Debt by an Additional $3.4 Million

SCOTTSDALE, AZ, April. 14, 2026 (GLOBE NEWSWIRE) – Caliber (NASDAQ: CWD), a diversified real estate and digital asset management platform, today announced continued progress in its corporate debt reduction strategy through the completion of the second round of Noteholder Conversion Program, (“The Program”).

The most recent round resulted in the conversion of approximately $1.9 million of unsecured corporate notes into shares of Caliber’s Class A common stock in a voluntary conversion program elected by the individual noteholders. In addition, approximately $1.5 million of notes were converted into Series AAA Convertible Preferred Stock (“AAA”).

Together, these actions have reduced Caliber’s corporate debt by approximately $3.4 million in the current round of the program and approximately $5.3 million in total since October 2025.

Series AAA Convertible Preferred Stock Authorization

As noted in Caliber’s recent annual earnings call, the Board of Directors recently authorized the creation of Series AAA Convertible Preferred Stock to facilitate debt reduction by converting short term, unsecured notes to perpetual preferred equity.

The holders of Caliber’s unsecured corporate notes have been made an offer to voluntarily convert their notes into AAA, which provides for a 12% annual cumulative preferred stock dividend and is convertible into Caliber Class A Common Shares in three distinct tranches.

The first tranche allows for one third of the preferred stock to be converted at $2.50 per share of common stock. The second tranche allows for one third of the preferred stock to be convertible at $3.50 per share of common stock. The third tranche allows for one third of the preferred stock to be convertible at $4.50 per share of common stock.

Management Commentary

“Reducing corporate debt remains a priority for us as we continue to strengthen the foundation of the business,” said Chris Loeffler, Chief Executive Officer of Caliber. “We’ve made meaningful progress through this program, and we intend to continue executing in a disciplined way to improve our balance sheet and reduce interest expense as we advance toward Caliber’s stated goal of adjusted EBITDA and net operating income profitability in 2026.”

The Company filed a resale registration statement related to these transactions on April 13, 2026.

About Caliber (CaliberCos Inc.)

Caliber (Nasdaq: CWD) is a real estate-focused alternative asset manager with over $2.6 billion in Managed Assets and a 17-year track record investing in middle-market hospitality and multifamily real estate. The Company operates an institutional-quality asset management platform paired with a boutique, hands-on investment approach focused on value creation in underserved market segments. In 2025, Caliber integrated digital asset infrastructure into its platform by investing in LINK, the token underlying Chainlink, a key technology enabling real estate fund tokenization, and is implementing blockchain and tokenization strategies across its investment platform to enhance how assets are financed, owned, and accessed. Investors can participate in Caliber through its publicly traded equity (Nasdaq: CWD), which provides exposure to both its real estate platform and digital asset holdings, and through its private real estate investment funds for accredited investors and financial professionals.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the Company’s public offering filed with the SEC and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS:
Caliber Investor Relations
Ilya Grozovsky
+1 480-214-1915
Ilya@CaliberCo.com